Exhibit 99.1
FOR IMMEDIATE RELEASE

February 18, 2016

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year Operating Results

DALLAS, TEXAS, February 18, 2016 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $14.7 million for the quarter ended December 31, 2015. In comparison, for the quarter ended September 30, 2015, the Bank reported net income of $5.6 million. For the year ended December 31, 2015, the Bank reported net income of $67.2 million, as compared to $48.5 million for the year ended December 31, 2014.

The increase in net income from the third quarter to the fourth quarter of 2015 was largely attributable to an improvement in gains and losses on the Bank's derivatives and hedging activities ($15.5 million), most of which are transitory in nature, and an increase in the Bank's net interest income ($4.4 million), offset by a negative swing in net gains and losses on trading securities ($4.5 million), a decrease in realized gains on sales of long-term securities ($3.5 million), an increase in operating expenses ($2.0 million) and an increase in the Bank's Affordable Housing Program assessment ($1.0 million).

Total assets at December 31, 2015 were $42.1 billion, compared with $43.0 billion at September 30, 2015 and $38.0 billion at December 31, 2014. The $0.9 billion decrease in total assets for the fourth quarter was attributable primarily to a decrease in the Bank's short-term liquidity portfolio ($4.0 billion), offset by increases in the Bank's advances ($1.9 billion) and long-term investments ($1.1 billion). For the year ended December 31, 2015, the $4.1 billion increase in total assets was attributable primarily to increases in the Bank's advances ($5.8 billion) and long-term investments ($2.0 billion), offset by a decrease in the Bank's short-term liquidity portfolio ($3.8 billion).

Advances totaled $24.7 billion at December 31, 2015, compared with $22.8 billion at September 30, 2015 and $18.9 billion at December 31, 2014.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $3.2 billion at December 31, 2015 as compared to $3.4 billion at September 30, 2015 and $4.7 billion at December 31, 2014. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $9.7 billion at December 31, 2015 as compared to $8.4 billion at September 30, 2015 and $6.4 billion at December 31, 2014. The Bank also held $0.2 billion of long-term U.S. Treasury Notes in its trading securities portfolio at December 31, 2015 and September 30, 2015.

The Bank's short-term liquidity portfolio, which is comprised substantially of non-interest bearing excess cash balances, overnight federal funds sold and reverse repurchase agreements, totaled $4.0 billion at December 31, 2015, compared to $8.0 billion at September 30, 2015 and $7.8 billion at December 31, 2014.

During the year ended December 31, 2015, the Bank sold approximately $816 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected). In 2015, the Bank also sold approximately $871 million (par value) of U.S. agency debentures classified as available-for-sale. The aggregate gains recognized on the sales of these securities totaled $18.4 million. The Bank did not sell any long-term investments in 2014.

The Bank's retained earnings increased to $762.2 million at December 31, 2015, from $748.8 million at September 30, 2015 and $699.8 million at December 31, 2014. On December 31, 2015, a dividend of $1.3 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and year ended December 31, 2015 (and, for comparative purposes, as of September 30, 2015 and December 31, 2014 and for the quarter ended September 30, 2015) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 850 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2015
(Unaudited, in thousands)

	December 31, 2015	September 30, 2015	December 31, 2014
Selected Statement of Condition Data:

Assets
Investments (1)	$16,323,518	$18,773,335	$17,422,344
Advances	24,746,802	22,769,525	18,942,400
Mortgage loans held for portfolio, net	55,117	59,093	71,411
Cash and other assets	957,857	1,388,135	1,609,713
Total assets	$42,083,294	$42,990,088	$38,045,868

Liabilities
Consolidated obligations
Discount notes	$20,541,329	$20,253,360	$19,131,832
Bonds	18,025,959	19,130,108	16,078,700
Total consolidated obligations	38,567,288	39,383,468	35,210,532
Mandatorily redeemable capital stock	8,929	4,358	5,059
Other liabilities	1,307,765	1,458,122	911,364
Total liabilities	39,883,982	40,845,948	36,126,955
Capital
Capital stock — putable	1,540,132	1,464,306	1,222,738
Retained earnings	762,203	748,865	699,776
Total accumulated other comprehensive income (loss)	(103,023)	(69,031)	(3,601)
Total capital	2,199,312	2,144,140	1,918,913
Total liabilities and capital	$42,083,294	$42,990,088	$38,045,868

Total regulatory capital (2)	$2,311,264	$2,217,529	$1,927,573

	For the Quarter Ended	For the Quarter Ended	For the Year Ended
	December 31, 2015	September 30, 2015	December 31, 2015

Selected Statement of Income Data:

Net interest income	$32,759	$28,349	$121,589
Other income (loss)	4,411	(3,310)	29,774
Other expense	20,857	18,872	76,702
AHP assessment	1,632	617	7,468
Net income	$14,681	$5,550	$67,193

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of December 31, 2015, September 30, 2015 and December 31, 2014 total regulatory capital represented 5.49 percent, 5.16 percent and 5.07 percent, respectively, of total assets as of those dates.
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